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                                                                    APPENDIX 1.3

                                                                     Exhibit 2.2



______________ , 1998




Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, CA  92868


RE:      IRREVOCABLE PROXY FOR PHARMERICA SHARES

Gentlemen:

         We refer to that certain Stock Purchase Agreement, dated as of November 8, 1998 (the "Stock Purchase Agreement"), by and among Bergen Brunswig Corporation, a New Jersey corporation ("BBC"), Stadtlander Drug Co., Inc., a Pennsylvania corporation ("Stadtlander"), Counsel Corporation, an Ontario corporation (the "Canadian Seller"), and Stadt Holdings, Inc., a Delaware corporation and an indirect subsidiary of the Canadian Seller (the "U.S. Seller" and, collectively with the Canadian Seller, the "Sellers"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement.

         This letter is being delivered pursuant to Section 6.15 of the Stock Purchase Agreement to evidence the voting rights we have granted to BBC with respect to the PharMerica Shares now owned and hereafter acquired by us, subject to our right to dispose of our PharMerica Shares in accordance with Section 6.15 of the Stock Purchase Agreement. We reiterate our acknowledgment that as a material inducement and condition to your willingness to enter into the Stock Purchase Agreement, you have requested, and the Sellers have agreed (on behalf of themselves and their subsidiaries) under Section 6.15 of the Stock Purchase Agreement to grant to you, an irrevocable proxy to vote the PharMerica Shares in any and all votes by the stockholders of PharMerica in a vote to approve or disapprove a PharMerica Business Combination (a "PharMerica Business Combination Vote"), subject to our right to dispose of our PharMerica Shares in accordance with Section 6.15 of the Stock Purchase Agreement.

         In fulfillment of our agreement as aforesaid, we have executed and attached to this letter an irrevocable proxy (the "Proxy") appointing BBC as proxy, with full power of substitution, to vote in a PharMerica Business Combination Vote all of the PharMerica Shares owned by the undersigned as of the record date for such vote, as and to the extent BBC shall determine in its sole discretion. We further acknowledge that the Proxy is coupled with an interest in the subject PharMerica Shares by reason of the rights granted to BBC therein under the Stock Purchase Agreement.

         The Proxy is irrevocable, and shall not be terminated, revoked, amended or modified in any way except by a writing signed by BBC and the undersigned. This letter agreement, together with the Proxy and the Stock Purchase Agreement, contains the entire agreement of the parties with respect to the subject matter hereof. The undersigned acknowledge and agree that monetary damages are an inadequate remedy for breach of the Proxy. Therefore, the undersigned agree that BBC has the right and shall be entitled to, in addition to any other rights it may have, specific enforcement of the Proxy. Each of the undersigned hereby further agree that it shall do all things, take all steps, including without limitation, executing all further documents, instruments, powers and agreements to further the intent and purposes of this letter agreement and to confer upon BBC the practical benefits to be realized by it hereunder.


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                                       COUNSEL CORPORATION


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
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                                       COUNSEL HEALTHCARE ASSETS, INC.


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------




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                                IRREVOCABLE PROXY

         The undersigned hereby appoint Bergen Brunswig Corporation (and its successors and assigns) ("BBC"), acting through a duly authorized officer, as proxy, with full power of substitution, to vote all of the shares of the Common Stock of PharMerica, Inc. par value $.01 per share (the "PharMerica Shares"), owned by the undersigned on the applicable record date (by vote at a meeting of the stockholders of PharMerica, Inc. ("PharMerica"), at any adjournments or postponements thereof, by solicitation of proxies, by solicitation of consents or otherwise), in all votes of the stockholders of PharMerica on the approval or disapproval of (a) any merger, consolidation, share exchange, business combination or similar transaction involving PharMerica (other than a transaction in which the shareholders of PharMerica will, after such transaction, continue to own at least two thirds of the shares of the successor corporation), (b) any sale, lease or transfer of substantially all of the assets of PharMerica, (c) any tender or exchange offer made generally to the shareholders of PharMerica and (d) any other transaction which, if consummated, would be required by the Securities and Exchange Commission to be reported in response to Item 1 of the Current Report on Form 8-K.

         The undersigned expressly acknowledge that BBC may vote the PharMerica Shares in the sole discretion of BBC, without regard to any instructions, written or otherwise, that may be given by the undersigned in respect of such vote. The undersigned further acknowledge that the undersigned's attendance at any such vote of the stockholders shall not affect the validity of this Proxy. This Proxy is coupled with an interest in the PharMerica Shares that are the subject of this Proxy by reason of the rights granted to BBC under that certain stock purchase agreement, dated as of November 8, 1998, among BBC, Counsel Corporation ("Counsel"), Stadtlander Drug Co., Inc. and another subsidiary of Counsel (the "Stock Purchase Agreement"). The undersigned further agree that the undersigned shall not take any action or step, or fail to take and action or step, to revoke this Proxy or otherwise diminish or prevent the practical realization of the rights granted to BBC hereunder, subject to the undersigned's rights under Section 6.15 of Agreement to dispose of PharMerica Shares in certain circumstances.

         The undersigned have the full power and authority to execute and deliver this Proxy, and when so executed, this Proxy shall remain valid and in effect until 11:59 p.m., Eastern Standard Time on December 31, 2001 (the "Overall Expiration Time"); provided, however, that this Proxy shall cease to be effective with respect to PharMerica Shares disposed of by the undersigned prior to the Overall Expiration Time to the extent that such disposition is consistent with the terms of Section 6.15 of the Stock Purchase Agreement.


         COUNSEL HEALTHCARE ASSETS, INC.            COUNSEL CORPORATION



         By:                                        By:
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         Name:                                      Name:
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         Title:                                     Title:
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